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December 2021

Dear John,

Congratulations on your promotion as Chief Operating Officer. A personalized compensation statement with your current and new FY'22 compensation package is provided on the following page.

In our pay for performance environment, ADP aims to recognize and reward the contributions of associates based on individual and business results. Remember, the pay components on this statement are only a portion of your overall competitive and comprehensive total rewards package with ADP which also includes your benefits, vacation, holidays and much more.

I encourage you to take some time to review this statement and let me know if you have any questions. You can also reach out to Zafer Datoo at [telephone number] with any specific questions on the compensation programs. Again, I want to thank you for your contributions to the success of ADP.

Sincerely,

Carlos

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John Ayala

A Look at Your Current Compensation

		Fiscal Year	Fiscal Year
		2022 (Current)	2022 (New)
	Grade	O3	O3
(1)	Base Salary (1)	$618,000	$700,000
(2)	Target Bonus (2)
	% of Salary	100%	150%
	$ Amount	$618,000	$1,050,000
(3)	Total Cash Compensation (1) + (2)	$1,236,000	$1,750,000
(4)	Performance Stock Units (3)	$2,380,000	$3,230,000
(5)	Stock Options (3)	$1,020,000	$1,020,000
(6)	Total Equity Grant Value (4) + (5)	$3,400,000	$4,250,000
(7)	Total Direct Compensation (3) + (6)	$4,636,000	$6,000,000
	% Increase		29%

(1) New FY’22 salary is effective January 1, 2022.

(2) New FY’22 bonus target is effective January 1, 2022 and FY’22 bonus target will be prorated for 6 months at 100% and 6 months at 150%.

(3) The current FY’22 PSUs and stock options reflect annual equity awards granted on September 1, 2021. The new FY’22 equity grant value reflects an incremental PSU award of $850,000 to be granted on January 1, 2022 and will have the same terms as the PSUs granted on September 1, 2021.